Exhibit 99.1

 Alaska Communications Systems Reports Fourth Quarter and Year-End 2005 Results

     ANCHORAGE, Alaska--(BUSINESS WIRE)--Feb. 23, 2006--Alaska Communications Systems Group, Inc. (NASDAQ:ALSK):

     -- Revenues Increase 9.8% to $82.5 Million from $75.1 Million in Fourth Quarter 2004

     --   Net Cash Provided by Operating Activities Increases 27.3% to $24.3
          Million

     --   EBITDA Increases to $26.7 Million, Up 8.0% Compared to Fourth Quarter
          2004

     --   Announces 7.5% Increase in Dividend

     Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its fourth quarter and year ended December 31, 2005. In a separate release, today ACS announced a 7.5 percent increase in its dividend policy, increasing the planned annual dividend rate to $0.86 per share, up from the current annual rate of $0.80 per share. The dividend increase will be reflected in the first quarter 2006 dividend.
     "2005 was a terrific year both operationally and financially; as a result of solid execution, ACS is able to grow distributable cash flow and increase its dividend," stated Liane Pelletier, ACS president and chief executive officer. "In 2005, we exceeded our growth objectives for revenues and EBITDA: compared to 2004, revenues grew 8.0 percent and EBITDA rose 23.3 percent."
     Pelletier continued, "Strong operational execution centered on integration strategies which leverage the appeal of our wireless and Internet product lines as well as operating efficiencies associated with Process Improvement initiatives. Total retail relationships topped 421,000 at the end of 2005, up from 395,000 at the end of 2004. ON ACS, our innovative customer retention and acquisition program, contributed to these results, gaining 6,000 subscribers during the quarter, bringing the total to over 16,000 since its launch in the third quarter. Post-paid wireless subscribers rose 27.8 percent annually and now exceed 107,000. Digital subscriber lines (DSL) grew a record 45.1 percent annually, bringing total DSL subscribers to more than 35,800. Process Improvement teams have reduced costs and streamlined the customer experience. Some of the savings were redirected to fund the healthy growth in the business."
     "On the capital markets front, ACS took a number of accretive actions over the course of the year, the net of which reduces total leverage, lowers the cost of debt and decreases cash interest costs."
     "The combined effects of operational execution and capital market transactions enable ACS to pass the results of increased cash flow to shareholders in the form of a 7.5 percent dividend increase beginning with first quarter declaration."
     "To support the growth rates, we are also significantly investing in the business, which will drive 2006 initiatives. The wireless CDMA network covered 75 percent of the Alaska population at year-end 2005, with superior voice and data performance. We expanded our DSL footprint to reach 75 percent of access lines at year end, and we purchased $12.1 million of capacity to the Lower 48 to support the phenomenal growth in Internet. In 2006, we expect to conclude the transition of TDMA customers to CDMA, complete our CDMA footprint in providing coverage to more than 80 percent of the population, further broaden our DSL footprint, and leverage our enhanced fiber capacity. We will continue to increase efficiencies via Process Improvement projects, as well as drive growth with innovative product integration. We are also optimistic about the prospects for new economic activity in Alaska," concluded Pelletier.

     Financial Highlights: Fourth Quarter 2005 Compared to Fourth Quarter 2004

     --   Revenues were $82.5 million, representing a 9.8 percent increase.

     -- Net cash provided by operations increased 27.3 percent to $24.3 million.

     -- EBITDA increased to $26.7 million, up 8.0 percent. EBITDA included $500,000 of costs incurred to execute the December 2005 secondary stock offering and $700,000 of third party SOX compliance costs.

     --   Operating income increased 17.1 percent to $4.7 million.

     Net loss decreased to $4.9 million, or $0.12 per share, of which $1.8 million is attributable to the extinguishment of debt, $1.4 million to stock based compensation arising in part from the early adoption of SFAS 123R, "Share-Based Payment" and $500,000 to secondary stock offering costs. The net loss for the fourth quarter 2004 was $7.1 million, or $0.23 per share. The year-over-year decrease in net loss is attributable to higher revenues and lower interest expense.
     David Wilson, ACS senior vice president and chief financial officer, said, "Strong fourth quarter 2005 results were driven by wireless, where revenue rose
52.7 percent to $23.6 million compared to $15.4 million a year ago. Our wireless subscribers grew 16.8 percent annually to approximately 117,500; ARPU grew by
27.2 percent annually to $57.46; and our strategically important post-paid CDMA subscribers represent a large percent of our base. Foreign roaming revenue of $1.7 million also contributed to results."
     "Cash generated from operating activities in the quarter was $24.3 million, net of $1.1 million of early redemption premium charges for our November 2005 debt repurchase. We invested $8.6 million in our CDMA wireless network, paid-down $12.0 million of our 9 7/8 senior notes, and exited the year with cash, restricted cash and investments of $43.8 million," added Wilson.

     Metric Highlights: Fourth Quarter 2005 Compared to Third Quarter 2005

     -- Increased the total number of retail customer relationships across all product lines by approximately 8,100 to approximately 421,750.

     -- Increased post-paid wireless subscribers by 6.8 percent, or approximately 6,800. Net of prepaid and wholesale wireless shifts, we added 5,900 wireless subscribers, bringing the total wireless subscribers to approximately 117,500.

     -- Recorded post-paid churn of 1.8 percent and overall average wireless monthly churn of 2.0 percent.

     -- Recorded wireless ARPU of $57.46 down slightly from $57.99, inclusive of CETC revenue of $8.84 and $8.81, respectively.

     --   Increased DSL by 8.4 percent, or 2,800 lines, to over 35,800 lines.

     -- Increased long distance subscribers by approximately 2,760 to approximately 56,300 customers.

     -- Recorded over 199,300 local retail access lines reflecting an access line decrease of approximately 1,900 lines.

     -- Recorded over 270,800 total local network access lines. Total access lines decreased by approximately 7,100, reflecting wireless and broadband substitution and migration to cable telephony.

     Annual Financial Review

     For the year ended December 31, 2005:

     -- Total revenues were $326.8 million, which represented an 8.0 percent increase over 2004 revenues of $302.7 million;

     -- Net loss for the year 2005, inclusive of a loss on the extinguishment of debt of $34.9 million and $2.8 million of stock based compensation costs, was $41.6 million, or $1.04 per share, as compared to a net loss of $39.3 million, or $1.33 per share, in 2004;

     -- Net cash provided by operating activities for the year 2005, net of $18.3 million of early redemption premiums, was $56.3 million, as compared to $59.0 million in 2004;

     -- EBITDA for the year 2005, inclusive of $500,000 of secondary offering costs and $1.3 million of third party SOX compliance costs, was $112.4 million, an increase of 23.3 percent from $91.2 million in 2004; and

     -- Investment in construction and capital investments totaled $64.4 million, comprising maintenance capital spend of $35.1 million; investments in pre-funded wireless and fiber capacity growth capex projects of $26.7 million; and $2.6 million of investments in DSL footprint expansion and process improvement projects funded from excess cash generated in 2005.

     2006 Business Outlook

     For the full year 2006, revenues are expected to be in the range of $335 million to $345 million, and EBITDA is expected to be in the range of $112 million to $116 million. For the year 2006, net cash interest expense is expected to be approximately $28 million.
     ACS expects capital expenditures for 2006 to be approximately $58 million, comprised of maintenance capital expenditures of approximately $37 million and pre-funded growth capital expenditures, DSL footprint expansion and process improvement initiatives of approximately $21 million.

     Conference Call

     The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss third quarter results. For parties in the United States and Canada, call 866-250-3615 to access the earnings call. International parties can access the call at 303-262-2006.
     The live webcast of the conference call is accessible from the "Investor Relations" section of the company's website www.alsk.com. The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, February 27, 2006 at midnight ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11052373. International parties should call 303-590-3000 and enter pass code 11052373.

     About Alaska Communications Systems

     ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

     Forward-Looking EBITDA Guidance

     This press release includes management's estimate of EBITDA for the year ending December 31, 2005. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

     Forward-Looking Statements

     We have included in this press release certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, rapid technological developments and changes in the telecommunications industry; ongoing deregulation and increased competition; changes in our revenue from Universal Service Funds; regulatory limitations on our ability to change our pricing for communications services; changes in accounting policies or practices; our ability to bundle our products and services; changes in the demand for our products and services; changes in general industry and market conditions; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; our ability to generate sufficient earnings and cash flows to continue to make dividend payments to our stockholders; the continued availability of financing necessary to support our future business; and the success of any future acquisitions. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" on our annual report on Form 10-K and quarterly reports on Form 10-Q and "Risk Factors" on our current report on Form 8-K filed on November 30, 2005. Copies of our SEC filings may be obtained by contacting our investor relations department at (907) 564-7556 or by visiting our investor relations website at http://www.alsk.com.
     All information in this release is as of February 23, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.


                                                            Schedule 1

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS
            For the Three Months and Twelve Months Ended
                    December 31, 2005 and 2004
         (Unaudited, in Thousands, Except per Share Amounts)


                                    Three Months     Twelve Months
                                        Ended            Ended
                                     December 31,     December 31,
                                   --------------- ------------------
                                     2005    2004    2005     2004
                                   ------- ------- -------- ---------
Operating revenues:
   Local telephone                 $49,455 $50,961 $202,842 $211,187
   Wireless                         23,565  15,428   86,235   56,694
   Internet                          5,490   5,160   21,672   20,173
   Interexchange                     3,965   3,576   16,060   14,653
                                   ------- ------- -------- ---------
        Total operating
         revenues                   82,475  75,125  326,809  302,707

Operating expenses:
   Local telephone                  32,474  30,862  126,982  127,918
   Wireless                         13,191  10,689   49,407   37,918
   Internet                          6,714   4,535   23,298   25,739
   Interexchange                     4,683   4,262   17,314   19,773
   Depreciation and amortization    20,759  20,701   82,819   78,387
   Loss (gain) on disposal of
    assets, net                        (84)     29     (152)   2,854
                                   ------- ------- -------- ---------
        Total operating expenses    77,737  71,078  299,668  292,589

Operating income                     4,738   4,047   27,141   10,118

Other income and expense:
   Interest expense                 (8,685)(12,150) (35,894) (47,641)
   Loss on extinguishment of debt   (1,790)      -  (34,882)  (3,423)
   Interest income                     929     867    2,253    1,633
   Other                              (122)    (48)    (253)    (200)
                                   ------- ------- -------- ---------
        Total other income
         (expense)                  (9,668)(11,331) (68,776) (49,631)
                                   ------- ------- -------- ---------

Loss before income tax benefit      (4,930) (7,284) (41,635) (39,513)

Income tax benefit                       -     219        -      219
                                   ------- ------- -------- ---------

Net loss                           $(4,930)$(7,065)$(41,635)$(39,294)
                                   ======= ======= ======== =========


Loss per share - basic and diluted:
   Net loss                         $(0.12) $(0.23)  $(1.04)  $(1.33)
                                   ======= ======= ======== =========


Weighted average shares
 outstanding:
   Basic and diluted                41,580  30,105   40,185   29,592
                                   ======= ======= ======== =========



                                                            Schedule 2

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                  CONSOLIDATED BALANCE SHEETS
         (Unaudited, In Thousands Except Per Share Amounts)


                                                 December   December
                                                    31,       31,
                     Assets                        2005      2004
                                                 --------- ----------
Current assets:
   Cash and cash equivalents                     $  28,877 $  50,660
   Restricted cash                                   4,415     4,690
   Short-term investments                           10,525    35,200
   Accounts receivable-trade, net of allowance of
    $6,206 and $4,869                               41,080    39,413
   Materials and supplies                            7,885     6,623
   Prepayments and other current assets              3,445     3,724
                                                 --------- ----------
      Total current assets                          96,227   140,310

Property, plant and equipment                    1,116,780 1,061,767
Less: accumulated depreciation and amortization    718,750   649,455
                                                 --------- ----------
   Property, plant and equipment, net              398,030   412,312

Goodwill                                            38,403    38,403
Intangible assets, net                              21,688    21,871
Debt issuance costs, net                            11,733    15,482
Deferred charges and other assets                   10,332     8,749
                                                 --------- ----------
Total assets                                      $576,413  $637,127
                                                 ========= ==========

 Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Current portion of long-term obligations      $     683 $   2,298
   Accounts payable-affiliate                        2,844     3,973
   Accounts payable, accrued and other current
    liabilities                                     54,920    53,843
   Advance billings and customer deposits            9,712     8,948
                                                 --------- ----------
      Total current liabilities                     68,159    69,062

Long-term obligations, net of current portion      444,895   523,591
Other deferred credits and long-term liabilities    82,223    77,916
Commitments and contingencies

Stockholders' equity (deficit):
   Preferred stock, no par, 5,000 authorized, no
    shares issued and outstanding                        -         -
   Common stock, $.01 par value; 145,000 shares
    authorized, 46,230 and 35,245 shares issued
    and 41,681 and 30,696 outstanding,
    respectively                                       462       352
   Treasury stock, 4,549, at cost                  (18,443)  (18,443)
   Paid in capital in excess of par value          333,522   282,272
   Accumulated deficit                            (334,727) (293,092)
   Accumulated other comprehensive income (loss)       322    (4,531)
                                                 --------- ----------
      Total stockholders' equity (deficit)         (18,864)  (33,442)
                                                 --------- ----------
Total liabilities and stockholders' equity
 (deficit)                                        $576,413  $637,127
                                                 ========= ==========



                                                            Schedule 3

     ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
       Years ended December 31, 2005 and 2004
             (Unaudited, in Thousands)


                                                      2005      2004
                                                    --------  --------

Net cash provided by operating activities           $ 56,336  $59,025

Cash Flows from Investing Activities:
   Construction & capital expenditures, net of
    capitalized interest                             (58,422) (51,422)
   Purchase of short-term investments                (95,095)(154,650)
   Sale of short-term investments                    119,770  162,672
   Placement of funds in restricted account             (700)  (1,055)
   Release of funds from escrow                          975      -
                                                    --------  --------
           Net cash used by investing activities     (33,472) (44,455)

Cash Flows from Financing Activities:
   Repayments of long-term debt                     (459,015) (26,962)
   Proceeds from the issuance of long-term debt, net
    of discounts                                     375,000      -
   Debt issuance costs                               (11,307)     -
   Payment of stock dividend, net                    (30,393)     -
   Issuance of common stock                           88,885    9,801
   Stock issuance costs                               (7,817)     -
   Purchase of treasury stock                            -     (1,325)
                                                    --------  --------

           Net cash used by financing activities     (44,647) (18,486)

Decrease in cash                                     (21,783)  (3,916)

Cash, Beginning of period                             50,660   54,576
                                                    --------  --------

Cash, End of period                                 $ 28,877  $50,660
                                                    ========  ========

Supplemental Cash Flow Data:
   Interest paid, net of capitalized interest       $ 39,474  $44,502
                                                    ========  ========
   Income taxes paid, net of refund                 $    -    $   876
                                                    ========  ========


Supplemental Non-cash Transactions:
   Interest rate swap marked to market              $ (4,744) $   -
                                                    ========  ========
   Stock funding of pension                         $    599  $   -
                                                    ========  ========
   Minimum pension liability adjustment             $   (109) $   (12)
                                                    ========  ========
   Dividend declared, but not paid                  $ (8,347) $(5,694)
                                                    ========  ========
   Construction & capital expenditures, not paid    $ (5,975) $   -
                                                    ========  ========



                                                            Schedule 4

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
               SCHEDULE OF LOCAL TELEPHONE REVENUES
           For the Three Months and Twelve Months Ended
                  December 31, 2005 and 2004
                  (Unaudited, in Thousands)


                                     Three Months      Twelve Months
                                         Ended            Ended
                                     December 31,      December 31,
                                    ---------------  -----------------
                                      2005    2004     2005     2004
                                    ------- -------  -------  --------

Local telephone revenues:
   Local network service            $20,807 $22,697 $ 86,482 $ 91,669
   Network access revenue            22,836  22,174   92,379   97,536
   Deregulated and other              5,812   6,090   23,981   21,982
                                    ------- ------- -------- ---------

          Local telephone revenues  $49,455 $50,961 $202,842 $211,187
                                    ======= ======= ======== =========



                                                            Schedule 5

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                  SCHEDULE OF EBITDA CALCULATION
                     (Unaudited, in Thousands)


                                     Three Months     Twelve Months
                                        Ended            Ended
                                     December 31,     December 31,
                                   --------------- ------------------
                                     2005    2004     2005     2004
                                   ----------------------------------

Net cash provided by operating
 activities                        $24,314 $19,093  $56,336  $59,025
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
      Loss (gain) on disposal of
       assets and asset
       impairments                      84     (29)     152   (2,854)
      Depreciation and
       amortization                (20,759)(20,701) (82,819) (78,387)
      Amortization of debt
       issuance costs, warrants
       and original
       issue discount               (1,252) (1,085) (18,760)  (6,088)
      Non-cash stock compensation
       expense                      (1,417)      -   (2,800)       -
      Other non-cash expenses         (109)    (12)    (109)     (12)
      Other deferred credits        (1,986) (1,478)    (502)  (3,048)
      Changes in components of
       working capital:
        Accounts receivable and
         other current assets       (2,923) (2,811)   2,650   (7,907)
        Accounts payable and other
         current liabilities          (506)    404    7,977      (22)
        Deferred charges and other
         assets                       (376)   (446)  (3,760)      (1)
                                   ------- ------- --------  --------

Net loss                           $(4,930)$(7,065)$(41,635)$(39,294)
    Add (subtract):
      Interest expense               8,685  12,150   35,894   47,641
      Loss on extinguishment of
       debt                          1,790       -   34,882    3,423
      Interest income                 (929)   (867)  (2,253)  (1,633)
      Income tax (benefit) expense       -    (219)       -     (219)
      Depreciation and
       amortization                 20,759  20,701   82,819   78,387
      (Gain) loss on disposal
       of assets and asset
       impairment charges, net         (84)     29     (152)   2,854
      Stock based compensation       1,417       -    2,800        -
                                   ------- ------- --------  -------
           EBITDA                  $26,708 $24,729 $112,355  $91,159
                                   ======= ======= ========  =======

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP. The calculation of "EBITDA" as presented in this press release differs from the calculation of, and therefore is not directly comparable to, "Indenture EBITDA" as presented in ACS' prospectus supplement, dated January 26, 2005, primarily because the calculation of "Indenture EBITDA" allows for additional adjustments that meet the criteria of being "non-cash," "extraordinary" or otherwise "non-recurring" in nature.



                                                            Schedule 6

             ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
   Allocation of Stock Based Compensation between Segments
      (Unaudited, in Thousands, Except per Share Amounts)



                    Three Months Ended          Twelve Months Ended
                    December 31, 2005           December 31, 2005
              ---------------------------- ---------------------------
                       Stock Based                  Stock Based
                 As      Compen-              As      Compen-
              Reported   sation   Adjusted Reported   sation  Adjusted
              --------- --------- -------- --------- -------- --------

Operating
 expenses:
 Local
  telephone      32,474   (1,229)  31,245    126,982   (2,432)124,550
 Wireless        13,191     (129)  13,062     49,407     (252) 49,155
 Internet         6,714      (53)   6,661     23,298     (104) 23,194
 Interexchange    4,683       (6)   4,677     17,314      (12) 17,302
 Depreciation
  and
  amortization   20,759        -   20,759     82,819        -  82,819
 (Loss) gain
  on disposal
  of assets,
  net               (84)       -      (84)      (152)       -    (152)
              --------- --------- -------- --------- -------- --------
  Total
   operating
   expenses   $  77,737 $  (1,417)$ 76,320 $ 299,668 $ (2,800)$296,868
              ========= ========= ======== ========= ======== ========



The balances reported on Schedule 1 -- Statement of Operations, include the company's third quarter 2005 adoption of FAS 123R Accounting for Stock-Based Compensation. The adoption resulted in a non-cash charge of $1,417 and $2,800 for the three and twelve months ended December 31, 2005. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without this noncash charge.



                                                           Schedule 7A

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      KEY OPERATING STATISTICS
                           (Unaudited)


                                         December  September December
                                            31,       30,       31,
                                           2005      2005      2004
                                         --------- --------- --------

Local telephone:
     Retail access lines(1)                199,341   201,284  206,209
     Wholesale access lines                 13,966    14,323   16,590
     UNE loop lines                         50,875    55,802   64,589
     UNE platform lines                      6,703     6,616    6,365
                                         --------- --------- --------
     Total local telephone access lines    270,885   278,025  293,753
                                         ========= ========= ========

     Average local telephone access lines
      for the quarter                      274,455   281,042  296,887
     Average monthly local telephone
      revenue per line for the quarter $ 60.06 $ 61.06 $ 57.22 Quarterly growth rate in local
      telephone access lines                 -2.6%     -2.1%    -2.1%

Wireless
     Covered population                    523,827   509,996  482,251

     Post-paid cellular subscribers        107,144   100,297   83,828
          Average post-paid cellular
           subscribers                     103,721    97,721   81,478
          Quarterly growth rate -
           post-paid
           cellular subscribers               6.8%      5.4%     5.9%

          Activations for the quarter       13,133    11,468    9,393
          Deactivations for the quarter 6,286 6,316 4,692 Average monthly churn for the
           quarter                            1.8%      2.0%     1.8%

          Average monthly revenue per
           subscriber for the quarter(3) $   61.10 $   61.64 $  50.34

     Prepaid cellular subscribers            5,710     6,292   10,404
     Wholesale cellular subscribers          4,683     5,049    6,425

     Total cellular subscribers            117,537   111,638  100,657
          Average subscribers for the
           quarter                         114,588   109,680   98,093
          Quarterly growth rate               5.3%      3.6%     5.4%

          Activations for the quarter       13,290    11,674   10,642
          Deactivations for the quarter 7,391 7,757 5,514 Average monthly churn for the
           quarter                            2.0%      2.2%     1.7%

          Penetration                        22.4%     21.9%    20.9%
          Quarterly minutes of use
           (000's)(2)                      127,498   151,288   90,483

          Average monthly revenue per
           subscriber for the quarter(3) $   57.46 $   57.99 $  45.17

Long Distance:
     Long distance subscribers              56,317    53,558   47,050
     Quarterly minutes of use (000's)       48,544    55,746   34,779
     Average subscribers for the quarter 54,938 52,130 45,692 Average monthly revenue per
      subscriber for the quarter             24.06     27.80    26.09

Internet:
     DSL subscribers                        35,844    33,070   24,711
     Dial-up and other service subscribers  17,401    19,187   22,842
                                         --------- --------- --------
       Total Internet subscribers           53,245    52,257   47,553
                                         ========= ========= ========

     Average subscribers for the quarter    52,751    51,337   46,924
     Average monthly DSL & dial up
      revenue per subscriber for the
      quarter                            $   29.15 $   30.06 $  28.86


(1) Prior period retail access lines impacted by change in line count methodology.
(2) Wireless MOU have been restated to include prepaid airtime certificates.
(3) ACS was granted competitive eligible telecommunications carrier status (CETC) in the first quarter of 2005, which added $8.84 to wireless ARPU in the fourth quarter of 2005 and $8.81 in the third quarter of 2005.



                                                          Schedule 7B

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    KEY OPERATING STATISTICS
                         (Unaudited)


                                          December September
                                             31,      30,      Net
                                            2005     2005    Movement
                                         --------- --------- --------

 Local telephone retail access lines       199,341   201,284   (1,943)

 Wireless subscribers                      117,537   111,638
   Less adjustment for resellers            (4,683)   (5,049)
                                         --------- ---------
                                           112,854   106,589    6,265
                                         --------- ---------

 Long distance subscribers                  56,317    53,558    2,759

 Internet subscribers                       53,245    52,257      988
                                         --------- --------- --------

 Total retail relationships                421,757   413,688    8,069
                                         ========= ========= ========


     CONTACT: Alaska Communications Systems Group, Inc.
              Meghan Stapleton, 907-297-3000 (Media)
              meghan.stapleton@acsalaska.com
              or
              Lippert/Heilshorn & Associates
              Kirsten Chapman, 415-433-3777 (Investors)
              David Barnard, CFA, 415-433-3777 (Investors) david@lhai-sf.com